Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces First Quarter 2016 Results

HAMILTON, BERMUDA, May 10, 2016 – C&J Energy Services Ltd. (NYSE: CJES) today reported a net loss of ($428.4 million), or ($3.65) per diluted share, on revenue of $269.6 million for the first quarter of 2016, and an Adjusted Net Loss(1) of ($71.1 million), or ($0.61) per diluted share(1). Adjusted Net Loss(1) excludes the following, net of tax: a $337.0 million, or $2.87 per diluted share, impairment charge; a $8.6 million, or $0.07 per diluted share, charge related to severance, facility closures and other one-time costs; a $6.4 million, or $0.05 per diluted share, non-recurring charge related to share-based compensation; a $3.0 million, or $0.03 per diluted share, charge related to costs associated with the March 2015 combination (the “Nabors Transaction”) of C&J Energy Services, Inc. with the completion and production services business of Nabors Industries Ltd.; a $1.2 million, or $0.01 per diluted share, customer settlement/bad debt write-off; and a $1.0 million, or $0.01 per diluted share, inventory write-down. Adjusted EBITDA(1) totaled ($31.8 million) for the first quarter of 2016.

As a result of the sustained weakness in demand for our services due to the prolonged downturn in the oil and gas industry, we again determined that it was necessary to test goodwill for impairment and to test property, plant and equipment (“PP&E”) and other intangible assets for recoverability during the first quarter of 2016. Based on our assessment, we recorded a non-cash, pre-tax charge of $314.8 million for the first quarter related to impairment of all remaining goodwill associated with our Well Support Services segment, which we acquired in the Nabors Transaction. With respect to PP&E and other intangible assets, certain asset groups within each of our Completion Services segment and Other Services segment failed the recoverability testing, resulting in a non-cash, pre-tax charge of $66.9 million for the first quarter.

Low utilization and pricing levels due to the ongoing industry downturn had a negative impact on our operational and financial performance for the first quarter, which caused us to fall out of compliance with the Minimum Cumulative Consolidated Bank EBITDA covenant required to be tested as of March 31, 2016 under the credit agreement governing our credit facilities. We have obtained a limited waiver agreement from our lending group with respect to this covenant violation effective from March 31, 2016 through May 31, 2016. Also, as a condition to the effectiveness of the waiver, the maximum borrowing capacity under the revolving credit facility was reduced to $300.0 million, which is equal to the availability previously determined by the collateral coverage covenant. We are actively involved in ongoing discussions with the lenders to fully resolve this matter. We have engaged Kirkland & Ellis LLP and Fried, Frank, Harris, Shriver & Jacobson LLP as our legal advisors and Evercore as our financial advisor to assist our Board of Directors and management team in the evaluation of alternatives to our capital structure and other financing options.

Our 2016 first quarter results compare with a net loss of ($321.7 million), or ($2.75) per diluted share, on revenue of $409.0 million for the fourth quarter of 2015, and an Adjusted Net Loss(1) of ($52.2 million), or ($0.45) per diluted share(1), for the same period. Adjusted Net Loss(1) for the fourth quarter of 2015 excludes the following, net of tax: a $252.5 million, or $2.16 per diluted share, impairment charge; a $17.8 million, or $0.15 per diluted share, inventory write-down; a $3.8 million, or $0.03 per diluted share, charge related to costs associated with the Nabors Transaction; a $2.1 million, or $0.02 per diluted share, customer settlement/bad debt write-off; and a $1.6 million, or $0.01 per diluted share, charge related to severance, facility closures and other one-time costs; offset by an $8.3 million, or $0.07 per diluted share, out-of-period adjustment. Adjusted EBITDA(1) totaled $7.7 million for the fourth quarter of 2015. For the first quarter of 2015, net loss was ($30.7 million), or ($0.51) per diluted share, on revenue of $401.2 million, and Adjusted Net Loss(1) was ($7.4 million), or ($0.12) per diluted share(1), after excluding, on an after-tax basis, a $23.3 million, $0.39 per diluted share, charge related to costs associated with the Nabors Transaction.

Chief Executive Officer, President and Chief Financial Officer Randy McMullen commented, “The first quarter of 2016 was, on many levels, one of the most difficult and challenging quarters in C&J’s history. The sudden and unexpected passing of our founder and former Chairman and Chief Executive Officer Josh Comstock was a terrible tragedy in the midst of challenging times that tested the strength of our Company. I am extremely proud that all of us have rallied together to ensure Josh’s vision of Operational Excellence continues, which reflects upon the strength and cultural integrity of our organization. We have a first-class team of executives and employees with the experience, work ethic and dedication to move the Company forward with the continued goal of delivering differentiated value to all of our customers. As a result of their efforts and commitment, C&J Energy Services is one of the largest, preeminent providers of oilfield services in North America. I am confident that we have the right people and plan in place to guide our Company through these difficult market conditions to the next industry upcycle.

“During the first quarter, as oil prices declined and the rig count continued to fall, our customers responded by delaying or cancelling previously scheduled work, resulting in decreased utilization levels across our operations. In our Completion Services segment, we experienced declining utilization levels and more intense pricing pressure as certain competitors took advantage of the downturn to try to grow market share by working below breakeven pricing. We experienced an unprecedented level of customer pullback in our Well Support Services segment as even key customers in core basins cancelled or delayed work due to their cautious stance on potentially higher commodity prices in the near future. In response to these persistently difficult market conditions, we focused on aligning our operations with current activity levels and rightsizing the business, primarily by stacking additional equipment, closing unprofitable facilities, reducing headcount, and implementing additional cost control measures to lower our operational cost structure. Immediately on assuming the Chief Executive Officer role, I emphasized my commitment to strict capital discipline and made certain decisions regarding additional cost control and SG&A reductions that should benefit our future results.

“As we moved into the second quarter, market conditions have remained extremely challenging. With respect to some service lines, activity levels seem to have stabilized, and in some instances slightly improved off of February lows, as customers finalized 2016 capital budgets and began spending to maintain production profiles. The additional cost control and rightsizing measures that we implemented throughout the first quarter are expected to benefit our financial performance in the second quarter, but we continue to manage against an overall lack of visibility, a highly reactive customer base and significant pricing pressure from aggressive competitors. With that said, and in spite of our disappointing first quarter results, we have increased overall market share and solidified our position as one of the top service providers in each of our core service lines. Additionally, we have maintained the integrity of our organization, including a solid asset base and experienced management team, which is essential to the future growth of our Company.

“Finally, as a result of our first quarter performance we were unable to satisfy one of the financial covenants in respect to our credit facilities. We are pleased to have obtained a temporary waiver with respect to this covenant violation and we are in ongoing discussions with our lending group regarding alternatives to our current capital structure to better fund our future capital needs. We are confident that we will find a beneficial solution that will substantially de-lever our balance sheet, strengthen our ability to weather the downturn and position us to capitalize on the eventual market recovery. We look forward to updating the market in due course.”

Results for the Three Months Ended March 31, 2016

Completion Services

First quarter 2016 revenue from our Completion Services segment was $162.5 million, with Adjusted EBITDA(1) of ($9.2 million), compared to revenue of $256.6 million and Adjusted EBITDA(1) of $10.0 million for the fourth quarter of 2015, and revenue of $371.0 million and Adjusted EBITDA(1) of $49.8 million for the first quarter of 2015.

As we progressed through the first quarter, our Completion Services segment experienced a significant decline in activity and pricing for our services as crude oil prices decreased and the drilling rig count continued to fall. As utilization fell, we strategically stacked additional equipment, closed unprofitable facilities, reduced head count and aggressively cut costs in order to further lower our operational cost structure. Specifically in our hydraulic fracturing division, key customers in core basins delayed or cancelled previously scheduled work, and several of our largest competitors drove pricing below breakeven levels in order to protect or grow market share. We continued to work with specific customers in core basins in order to maintain market share and position the Company to maintain a strategic position for growth once the market begins to recover. In most cases, as utilization fell and margins declined, we made the decision to stack additional hydraulic horsepower, which resulted in an approximate 30% decline in working horsepower during the first quarter. In both our coiled tubing and wireline divisions, we experienced decreases in utilization and aggressive price competition, which forced us to continue rightsizing those businesses by stacking more equipment and further reducing head count in order to protect margin and limit reductions in profitability.

Focusing on the second quarter, our Completion Services segment continues to face significant challenges despite the fact that overall activity levels modestly improved entering April from the lows experienced during the first quarter as customers finalized their capital budgets after a substantial pullback in the first quarter due to falling oil prices. However, in our hydraulic fracturing business, we continue to struggle to maintain utilization in the highly competitive environment with irrational, unsustainable pricing. There also continues to be an extreme lack of visibility with regard to near-term market conditions, but we believe that our cost cutting efforts have appropriately rightsized the business for the conditions expected in the second quarter. Our primary focus continues to be to meet the needs of our customers in the most cost efficient way possible, which will best position the Company for future growth in connection with any market recovery.

Well Support Services

First quarter 2016 revenue from our Well Support Services segment was $95.5 million with Adjusted EBITDA(1) of $5.0 million, compared to revenue of $135.7 million with Adjusted EBITDA(1) of $22.3 million for the fourth quarter of 2015, and revenue of $16.1 million with Adjusted EBITDA(1) of $4.3 million for the eight day post-merger period in the first quarter of 2015.

As with our Completion Services segment, results from our Well Support Services segment were negatively impacted by lower utilization and more competitive pricing across all service lines and operational markets. We experienced unprecedented levels of customer slowdown due to falling oil prices that resulted in substantially all customers in core basins substantially reducing planned activity levels. We also encountered substantial weakness in areas that typically maintain stable levels of work, such as California, due to exceptionally low oil prices throughout the quarter. In response to the depressed activity levels, we supported utilization and defended market share through pricing concessions and repositioned equipment and resources to areas with better market conditions and greater customer demand. We also exited select product lines in certain basins, closed unprofitable facilities and further reduced head count in order to protect margins and limit reduction in profitability.

Moving into the second quarter, our Well Support Services segment continues to face market challenges due to activity levels that have remained depressed. The strategic decisions to close facilities or exit select product lines in certain basins will impact revenue in the second quarter unless there is some market improvement, but the additional cost cutting measures should enhance margins and profitability barring additional market weakness. We will continue our strategy of focusing on long-time customers in core operating basins in order to protect market share and strategically position the business to capitalize on opportunities as the market begins to recover.

Other Services

Our Other Services segment includes our smaller service lines and divisions, such as cementing, equipment manufacturing and repair, specialty chemicals, directional drilling, artificial lift, Middle Eastern operations and research and technology (“R&T”). In addition, this Other Services segment includes costs associated with general corporate activities and intersegment eliminations.

First quarter 2016 revenue from our Other Services segment was $11.6 million with Adjusted EBITDA(1) of ($27.6 million), compared to $16.7 million of revenue with Adjusted EBITDA(1) of ($24.6 million) for the fourth quarter of 2015, and $14.1 million of revenue with Adjusted EBITDA(1) of ($22.3 million) for the first quarter of 2015. Overall, the businesses comprising our Other Services segment were negatively impacted by reduced demand for our services driven by the sustained weakness in commodity prices. As with our other core service lines, we continued to focus on rightsizing the businesses within our Other Services segment by scaling back or delaying certain planned initiatives and implementing additional rounds of cost reductions, including further reductions in head count and non-essential programs. We are also evaluating opportunities to potentially monetize some of our smaller business lines in order to enhance our liquidity position.

Other Financial Information

Our adjusted selling, general and administrative expense (“Adjusted SG&A”) for the first quarter of 2016 was $46.2 million, compared to $46.9 million for the fourth quarter of 2015 and $39.2 million for the first quarter of 2015, exclusive of costs associated primarily with the Nabors Transaction, severance costs, a non-recurring charge related to share-based compensation and other non-routine items. These excluded costs totaled $15.8 million for the first quarter of 2016, $4.4 million for the fourth quarter of 2015 and $25.3 million for the first quarter of 2015. Going forward, we expect second quarter Adjusted SG&A to be below first quarter levels.

We incurred $2.4 million in research and development expense (“R&D”) for the first quarter of 2016, compared to $3.4 million for the fourth quarter of 2015 and $4.1 million for the first quarter of 2015. The sequential reduction of R&D expense was primarily driven by our decision to scale back or delay certain R&T initiatives as part of our continued cost control efforts. Currently, we are limiting our R&D investments to those key technologies that are providing our businesses with a competitive advantage by enhancing our operational capabilities and reducing our overall cost structure.

Depreciation and amortization expense (“D&A”) in the first quarter of 2016 was $59.0 million, compared to $82.7 million for the fourth quarter of 2015 and $37.4 million in the first quarter of 2015. The lower D&A expense in the first quarter was due to the reduced carrying value of PP&E as a result of the $393.1 million non-cash pre-tax impairment charge recorded in the fourth quarter of 2015 related to certain asset groups within each of our Completion Services segment and Other Services segment.

Liquidity

As of March 31, 2016, our cash balance was $143.5 million and we had $287.0 million drawn and $9.2 million of letters of credit outstanding under our revolving credit facility, as well as $1.05 billion outstanding under a Term Loan B facility, comprised of a $569.3 million term loan B-1 and a $480.2 million term loan B-2. Additionally, we had long-term capital lease obligations that totaled $31.4 million. Our current portion of long-term debt balance is net of $82.9 million of original issue discount and deferred financing costs associated with the Term Loan B facility. Since March 31, 2016, we have used the remaining availability under our revolving credit facility, so we currently do not have access to further extensions of credit. As of May 6, 2016, our cash balance was $137.0 million.

Capital expenditures totaled $18.7 million during the first quarter of 2016, which was primarily used for maintenance of existing equipment, compared to $24.8 million spent in the fourth quarter of 2015. Our 2016 capital expenditure plan is based on future operational activity levels and currently focused primarily on the maintenance of our active equipment.

Conference Call Information

We will host a conference call on Wednesday, May 11, 2016 at 10:00 a.m. ET / 9:00 a.m. CT to discuss our first quarter 2016 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services Call.” Please dial-in fifteen minutes before the scheduled call time. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for 12 months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10084135.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completions, well support and other complementary oilfield services to oil and gas exploration and production companies. As one of the largest completion and production services companies in North America, C&J offers a full, vertically integrated suite of services involved in the entire life cycle of the well, including directional drilling, cementing, hydraulic fracturing, cased-hole wireline, coiled tubing, rig services, fluids management services and other special well site services. C&J operates in most of the major oil and natural gas producing regions of the continental United States and Western Canada. The Company also has an office in Dubai and is working to establish an operational presence in key countries in the Middle East. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

Daniel E. Jenkins

Director – Investor Relations

investors@cjenergy.com

1-713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “once” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our ability to comply with the financial covenant metrics contained in our debt instruments; our ability to continue as a going concern; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy, including expansion into new geographic regions and business lines; our plan to continue to focus on international growth opportunities, and our ability to successfully execute and capitalize on such opportunities; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of future acquisitions and other strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks, contingencies and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by the oil and gas industry; the inability to comply with the financial and other covenants and metrics in our debt agreements as a result of reduced revenue and financial performance or our inability to raise sufficient funds through assets sales or equity issuances should we need to raise funds through such methods; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity and therefore impacts demand and pricing for our services, which negatively impacts our results of operations, including potentially resulting in impairment charges; pressure on pricing for our core services, including due to competition and industry and/or economic conditions, which may impact, among other things, our ability to implement price increases or maintain pricing on our core services; the loss of, or interruption or delay in operations by, one or more significant customers; the failure to pay amounts when due, or at all, by one or more significant customers; changes in customer requirements in markets or industries we serve; costs, delays, regulatory compliance requirements and other difficulties in executing our long-term growth strategy, including those related to expansion into new geographic regions and new business lines; the effects of future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so; business growth outpacing the capabilities of our infrastructure; adverse weather conditions in oil or gas producing regions; the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services; the incurrence of significant costs and liabilities resulting from litigation; the incurrence of significant costs and liabilities resulting from our failure to comply, or our compliance with, new or existing environmental regulations or an accidental release of hazardous substances into the environment; expanding our operations overseas; the loss of, or inability to attract key management personnel; a shortage of qualified workers; the loss of, or interruption or delay in operations by, one or more of our key suppliers; operating hazards inherent in our industry, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage; and accidental damage to or malfunction of equipment.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of acquisition-related costs and other non-routine items. Adjusted Net Income (Loss) per diluted share is calculated as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. For a reconciliation of Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA to net income (loss), please see the tables at the end of this press release.

C&J Energy Services Ltd.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

Revenue	$269,615	$409,011	$401,216

Costs and expenses:
Direct costs	261,766	371,672	326,164
Selling, general and administrative expenses	62,039	51,273	64,457
Research and development	2,377	3,393	4,090
Depreciation and amortization	58,953	82,668	37,438
Impairment expense	381,694	397,617	—
(Gain) loss on disposal of assets	3,202	(179)	(731)

Operating income (loss)	(500,416)	(497,433)	(30,202)

Other income (expense):
Interest expense, net	(25,468)	(24,637)	(5,188)
Other income (expense), net	3,324	9,846	(166)

Total other income (expense)	(22,144)	(14,791)	(5,354)

Income (loss) before income taxes	(522,560)	(512,224)	(35,556)

Income tax expense (benefit)	(94,148)	(190,482)	(4,893)

Net income (loss)	$(428,412)	$(321,742)	$(30,663)

Net income (loss) per common share:
Basic	$(3.65)	$(2.75)	$(0.51)

Diluted	$(3.65)	$(2.75)	$(0.51)

Weighted average common shares outstanding:
Basic	117,533	117,072	59,682

Diluted	117,533	117,072	59,682

C&J Energy Services Ltd.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$143,535	$25,900
Accounts receivable, net	182,243	274,691
Inventories, net	100,289	102,257
Prepaid and other current assets	61,966	72,560
Deferred tax assets	9,608	9,035

Total current assets	497,641	484,443

Property, plant and equipment, net	1,151,164	1,210,441

Other assets:
Goodwill	—	307,677
Intangible assets, net	92,935	147,861
Deferred financing costs, net	13,470	14,355
Other noncurrent assets	33,614	34,175

Total assets	$1,788,824	$2,198,952

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$154,048	$213,065
Payroll and related costs	13,522	10,516
Accrued expenses	43,240	52,069
Current portion of debt and capital lease obligations	1,256,196	13,433
Other current liabilities	1,213	1,785

Total current liabilities	1,468,219	290,868

Deferred tax liabilities	60,289	149,151

Long-term debt and capital lease obligations, net	31,371	1,108,123

Other long-term liabilities	16,724	18,167

Total liabilities	1,576,603	1,566,309

Commitments and contingencies

Shareholders’ equity
Common shares, par value of $0.01, 750,000,000 shares authorized, 120,107,979 issued and outstanding at March 31, 2016 and 120,420,120 issued and outstanding at December 31, 2015	1,201	1,204
Additional paid-in capital	1,003,785	997,766
Accumulated other comprehensive loss	(2,051)	(4,025)
Retained earnings (deficit)	(790,714)	(362,302)

Total shareholders’ equity	212,221	632,643

Total liabilities and shareholders’ equity	$1,788,824	$2,198,952

C&J Energy Services Ltd.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities:
Net income (loss)	$(428,412)	$(30,663)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	58,953	37,438
Impairment expense	381,694	—
Inventory write-down	1,267	—
Deferred income taxes	(94,148)	2,944
Provision for doubtful accounts, net of write-offs	508	150
Equity (earnings) loss from unconsolidated affiliate	156	(247)
(Gain) loss on disposal of assets	3,202	(731)
Share-based compensation expense	11,923	3,748
Amortization of deferred financing costs	2,279	566
Accretion of original issue discount	2,079	167
Changes in operating assets and liabilities:
Accounts receivable	96,247	92,223
Inventories	817	(16,202)
Prepaid expenses and other current assets	6,119	(9,783)
Accounts payable	(70,004)	(41,155)
Payroll and related costs and accrued expenses	(6,701)	16,384
Income taxes payable	5,556	(3,026)
Other	(1,106)	(4,156)

Net cash provided by (used in) operating activities	(29,571)	47,657

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(18,667)	(48,588)
Proceeds from disposal of property, plant and equipment	12,009	2,083
Payments made for business acquisitions, net of cash acquired	—	(693,455)

Net cash used in investing activities	(6,658)	(739,960)

Cash flows from financing activities:
Proceeds from revolving debt	174,000	133,000
Payments on revolving debt	(8,000)	(358,000)
Proceeds from term loans	—	1,001,400
Payments on term loans	(2,650)	—
Payments of capital lease obligations	(810)	(1,117)
Financing costs	—	(48,106)
Registration costs associated with issuance of common shares	—	(1,469)
Employee tax withholding on restricted stock vesting	(315)	(1,597)
Excess tax benefit (expense) from share-based award activity	(5,592)	(1,983)

Net cash provided by financing activities	156,633	722,128

Effect of exchange rate changes on cash	(2,769)	—

Net increase in cash and cash equivalents	117,635	29,825
Cash and cash equivalents, beginning of period	25,900	10,017

Cash and cash equivalents, end of period	$143,535	$39,842

C&J Energy Services Ltd.

Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Adjusted net income (loss)	$(71,128)	$(52,190)	$(7,354)
Adjustments, net of tax:
Impairment expense	(336,984)	(252,542)	—
Severance, facility closures and other	(8,645)	(1,636)	—
Share-based compensation expense acceleration	(6,388)	—	—
Acquisition-related costs	(3,025)	(3,790)	(23,309)
Customer settlement/bad debt write-off	(1,203)	(2,102)	—
Inventory write-down	(1,039)	(17,767)	—
Immaterial out-of-period adjustment	—	8,285	—

Net income (loss)	$(428,412)	$(321,742)	$(30,663)

Per common share:
Net income (loss) diluted	$(3.65)	$(2.75)	$(0.51)

Adjusted net income (loss) diluted	$(0.61)	$(0.45)	$(0.12)

Diluted weighted average common shares outstanding	117,533	117,072	59,682

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Adjusted EBITDA	$(31,806)	$7,736	$31,781
Interest expense, net	(25,468)	(24,637)	(5,188)
Income tax benefit (expense)	94,148	190,482	4,893
Depreciation and amortization	(58,953)	(82,668)	(37,438)
Other income (expense), net	3,324	9,846	(166)
Gain (loss) on disposal of assets	(3,202)	179	731
Impairment expense	(381,694)	(397,617)	—
Severance, facility closures and other	(10,545)	(2,604)	—
Share-based compensation expense acceleration	(7,792)	—	—
Acquisition-related costs	(3,689)	(4,016)	(25,276)
Customer settlement/bad debt write-off	(1,468)	(3,346)	—
Inventory write-down	(1,267)	(28,287)	—
Immaterial out-of-period adjustment	—	13,190	—

Net income (loss)	$(428,412)	$(321,742)	$(30,663)

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2016
	Completion Services	Well Support Services	Other Services	Total
Adjusted EBITDA	$(9,178)	$4,960	$(27,588)	$(31,806)
Interest expense, net	(2)	45	(25,511)	(25,468)
Income tax benefit (expense)	—	—	94,148	94,148
Depreciation and amortization	(34,571)	(18,315)	(6,067)	(58,953)
Other income (expense), net	4	1,540	1,780	3,324
Gain (loss) on disposal of assets	21	1,883	(5,106)	(3,202)
Impairment expense	(47,558)	(314,774)	(19,362)	(381,694)
Severance, facility closures and other	(1,539)	(2,917)	(6,089)	(10,545)
Share-based compensation expense acceleration	—	—	(7,792)	(7,792)
Acquisition-related costs	—	—	(3,689)	(3,689)
Customer settlement/bad debt write-off	(125)	(1,343)	—	(1,468)
Inventory write-down	(906)	—	(361)	(1,267)

Net income (loss)	$(93,854)	$(328,921)	$(5,637)	$(428,412)

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2015
	Completion Services	Well Support Services	Other Services	Total
Adjusted EBITDA	$10,045	$22,285	$(24,594)	$7,736
Interest expense, net	(4)	—	(24,633)	(24,637)
Income tax benefit (expense)	—	—	190,482	190,482
Depreciation and amortization	(51,951)	(25,072)	(5,645)	(82,668)
Other income (expense), net	19	(207)	10,034	9,846
Gain (loss) on disposal of assets	215	—	(36)	179
Impairment expense	(353,972)	—	(43,645)	(397,617)
Acquisition-related costs	—	—	(4,016)	(4,016)
Inventory write-down	(6,210)	—	(22,077)	(28,287)
Immaterial out-of-period adjustment	13,190	—	—	13,190
Severance, facility closures and other	(1,725)	(304)	(575)	(2,604)
Customer settlement/bad debt write-off	(2,096)	(1,250)	—	(3,346)

Net income (loss)	$(392,489)	$(4,548)	$75,295	$(321,742)

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2015
	Completion Services	Well Support Services	Other Services	Total
Adjusted EBITDA	$49,779	$4,275	$(22,273)	$31,781
Interest expense, net	(10)	—	(5,178)	(5,188)
Income tax benefit (expense)	—	—	4,893	4,893
Depreciation and amortization	(32,939)	(2,236)	(2,263)	(37,438)
Other income (expense), net	179	(18)	(327)	(166)
Gain (loss) on disposal of assets	780	—	(49)	731
Acquisition-related costs	—	—	(25,276)	(25,276)

Net income (loss)	$17,789	$2,021	$(50,473)	$(30,663)